Exhibit 99.1

New Drug Application Approved For Once-Daily Allegra-D® Formulation Using
aaiPharma’s Development Expertise

Wilmington, N.C., October 26, 2004 — aaiPharma Inc. (NASDAQ: AAII) today confirmed the U.S. Food and Drug Administration (FDA) has approved a new drug application (NDA) for Aventis’ new Allegra-D 24 Hour tablets (fexofenadine HCl 180 mg / pseudoephedrine HCl 240 mg), a formulation developed with aaiPharma and Osmotica Pharmaceutical.

Allegra-D 24 Hour tablets are approved for the treatment of seasonal allergy symptoms with nasal congestion in adults and children 12 years of age and older. Allegra-D 24 Hour is the only approved once daily prescription antihistamine with a decongestant.

Under the terms of the agreement, aaiPharma will receive a one time payment from Aventis, as well as contingent periodic royalty payments based on sales of the product.

“We are pleased with the collaborative effort that led to the approval of Allegra-D 24 Hour,” stated Dr. Ludo Reynders, President and CEO of aaiPharma. “This approval demonstrates our ability to partner with pharmaceutical companies in the execution of strategies that improve the life cycle of products in their portfolio. It is a testament to the drug development expertise and the value that our people bring to the development programs of our customers.”

Forward Looking Statements

Information in this press release contains certain “forward-looking statements” under federal securities laws. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to future sales volumes and commercial success of the product by Aventis. Additional relevant risk factors are discussed in the Company’s most recent reports on Form 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission.

About aaiPharma

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 25 years of drug development expertise, the Company is focused on developing and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

About Osmotica Pharmaceutical

Osmotica Pharmaceutical is a global specialty pharmaceutical company which develops, manufactures, and commercializes proprietary prescription products. Using its innovative drug delivery platform, the Osmodex™ system, the company has developed seven products in six different therapeutic categories which are currently marketed in 12 different countries.

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